Farella, Braun & Martel
                       Attorneys at Law
                   Russ Building, 30th Floor
                     235 Montgomery Street
                   San Francisco, CA  94104
                        (415) 954-4400
                      Fax: (415) 954-4480




                       December 14, 1994


PLM International, Inc.
One Market Street
Steuart Street Tower, Suite 900
San Francisco, CA  94105-1301

     Re:  Employee Stock Ownership Plan

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the "Registration Statement") registering 2,000,000 shares of Common Stock of PLM International, Inc. (the "Company") under its Employee Stock Ownership Plan (the "Plan"), covering the shares to be distributed to Plan participants in connection with termination of the Plan.

     We are of the opinion that, subject to the effectiveness of the Registration Statement, the subject shares of Common Stock of the Company to be distributed pursuant to the termination of the Plan will be legally and validly issued, fully paid and non-assessable. In giving this opinion, we assume that the shares of Common Stock to be distributed pursuant to the Plan will be issued in accordance with the terms of the Plan.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                         Very truly yours,

                         /s/FARELLA, BRAUN & MARTEL

MG:ec



Exhibit 5.1